Exhibit 99.1

501 Fairmount Ave, Suite 200 Towson, Maryland 21286 Telephone 410.823.4510 Email info@hamilton-bank.com Web www.hamilton-bank.com

FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
 410-823-4510
MEDIA CONTACT:
Lauren Lawder
Director of Marketing
Hamilton Bank 410-616-1996
llawder@hamilton-bank.com
Hamilton Bancorp, Inc. Reports Increase in Pre-Tax Earnings and Revenue Growth For the
 Third Quarter of Fiscal 2018

TOWSON, Md. (February 2, 2018)—Hamilton Bancorp, Inc. (the "Company") (NASDAQ: HBK), the parent company of Hamilton Bank (the "Bank"), today announced its operating results for the three and nine-month periods ended December 31, 2017 with the following highlights:
Quarterly Highlights – Quarter Ended December 31, 2017 vs. December 31, 2016
•	Pre-tax income increased to $425 thousand compared to $1 thousand for the 2016 period.

•
After-tax income for the current quarter reflects a loss of $1.9 million due to a $2.2 million tax adjustment to the Company's net deferred tax assets. This adjustment is a result of the reduction in the corporate income tax rate that was enacted through the federal government's passage of the Tax Cuts and Jobs Act on December 22, 2017.

•
Recorded a gain of $213 thousand on the sale of our Pigtown branch located in Baltimore City. This branch is being relocated within the same community to a smaller space that will provide operational cost savings.

•
Gross loans grew to $387.8 million during the quarter, up $19.6 million, or 5.6 percent, compared to $368.2 million at September 30, 2017.  Growth in loans was attributable to organic growth and loan purchases.

•	Annualized net charge-offs to average loans remained low at 0.08 percent as $212 thousand in charge-offs were partially offset by $5 thousand in recoveries for the current quarter.

•
Provision for loans losses of $345 thousand is $435 thousand, or 55.8%, less than the $708 thousand in provision for loan losses reported for the quarter ended December 31, 2016. The lower provision for the current quarter is due to lower charge-offs.

Year-To-Date Highlights – Nine Month Period Ended December 31, 2017
•
Pre-tax income improved to $1.5 million compared to a loss of $18 thousand for the comparable period a year ago. The prior year period included $657 thousand in acquisition and branch consolidation related expenses.

•
After-tax income for the nine-month period ended December 31, 2017 reflects a loss of $1.1 million due to the tax adjustment to the Company's net deferred tax assets discussed under the Quarterly Highlights above.

•	Net interest income increased to $10.8 million, up $582 thousand, or 5.7 percent, from $10.3 million.

•	Net interest margin improved 8 basis points to 3.07 percent from 2.99 percent.

•
Efficiency ratio (as defined in the attached table) improved from 90.8 percent to 81.7 percent due to efficiencies of scale and the effects of certain costs related to the acquisition of Fraternity during the prior year period.

•	Total assets grew $5.4 million to $519.9 million, increasing from $514.5 million at March 31, 2017.

•	Gross loans grew $48.8 million to $387.8 million from $339.0 million at March 31, 2017. The growth in loans is attributable to both organic growth and loan purchases.

•
The allowance for loan losses as a percentage of nonperforming loans declined from 94.5 percent at March 31, 2017 to 39.3 percent due to one commercial real estate loan being placed on nonaccrual during the year. Based upon the value of the underlying collateral, there is no impairment currently associated with this loan.

•
Total deposits decreased $20.2 million from $412.9 million at March 31, 2017 to $392.7 million, while borrowings increased $26.6 million from $36.1 million to $62.8 million over the same period. Core deposits (consisting of all deposits except certificates of deposits) declined $17.1 million to $147.3 million. The decline in deposits is partially attributed to run-off from our money market promotion that began in December 2016, as well as a cyclical decline associated with year-end planning. Core deposits represent 37.6 percent of total deposits at December 31, 2017 compared to 36.5 percent a year ago.

"As a result of the Hamilton team's continued focus on improving earnings and enhanced efficiencies, we were very pleased with our third quarter results and growth in pre-tax earnings," said Robert DeAlmeida President and CEO. "We continue to make strides to serve our customers, to transform our retail branches and to use technology to attract and provide customers with exceptional service."

Balance Sheet

Total assets increased modestly by $5.4 million during the fiscal year to $519.9 million at December 31, 2017, compared to $514.5 million at March 31, 2017. The Bank continued to see growth within the loan portfolio over this period, offset by declines in cash and cash equivalents, investments, and deposits.
Cash and cash equivalents at December 31, 2017 are $10.1 million compared to $29.4 million at March 31, 2017. The decline from March 31, 2017 is in part a result of cash and investments used to purchase various pools of residential mortgage, commercial business, and consumer loans throughout the year; thereby converting lower interest-earning cash and investments into higher interest-earning loans. In addition, cash and proceeds from investments were utilized to provide the necessary means to assist with the decrease in our deposit base. Investments declined $23.0 million from $102.4 million at March 31, 2017 to $79.4 million at December 31, 2017. The cash flows from investments to date are a result of normal principal payments associated with the mortgage-backed security portfolio, as well as the sale of $11.6 million in securities, including $7.4 million in sales during the current quarter. The sale of securities to date has resulted in an overall loss of $2 thousand. Excluding funds needed for operations, management intends to utilize any excess cash for future loan growth.
Total gross loans grew $48.8 million, or 14.4 percent, to $387.8 million at December 31, 2017 from $339.0 million at March 31, 2017. This growth was in large part due to several loan pools purchased throughout the year consisting of residential mortgages, commercial business, and consumer loans that totaled approximately $48.9 million in the aggregate.  Strong commercial real estate and construction loan demand continued to offset run-off from our one-to four-family residential loan portfolio. Growth in consumer and commercial business loans resulted in the largest increases in loans. Consumer loans increased $17.7 million to $20.9 million at December 31, 2017 from $3.2 million at March 31, 2017, while commercial business loans increased $19.4 million, or 90.0 percent, to $40.9 million from $21.5 million over the same period. As noted earlier, these increases are largely due to the purchase of loans. Management is continuing to utilize loan purchases and look at opportunities to diversify our loan portfolio.
Total deposits decreased $20.2 million during the fiscal year to $392.7 million at December 31, 2017 compared to $412.9 million at March 31, 2017. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and maintaining maturing certificates of deposit to support continued loan growth. Core deposits at December 31, 2017 were $147.3 million compared to $164.4 million at March 31, 2017, a decrease of $17.1 million, or 10.4 percent. On a year-over-year basis, core deposits have decreased $1.4 million and represent 37.6 percent of total deposits at December 31, 2017 compared to 36.5 percent of deposits at December 31, 2016. The Bank is currently running deposit promotions to attract new customers in a competitive deposit market.
Borrowings during the quarter ended December 31, 2017 increased $9.9 million to $62.8 million compared to $52.9 million at September 30, 2017 and $36.1 million at March 31, 2017. The increase is primarily due to the use of borrowings to help fund loan growth during the year utilizing Federal Home Loan Bank advances.

Credit Quality
Asset quality continues to remain a core management objective. Annualized net charge-offs to average loans was 0.08 percent for the nine-month period ending December 31, 2017, compared to 0.92 percent for fiscal 2017 and 0.28 percent for the comparable period ended December 31, 2016. The Company, over the first nine months of fiscal 2018, experienced net charge-offs totaling $210 thousand. Non-performing loans increased $4.3 million over this period to $6.6 million at December 31, 2017 from $2.3 million at March 31, 2017. The increase in non-performing loans is primarily due to one commercial real estate relationship with a book value of $3.2 million that was placed on nonaccrual last quarter and a group of residential investor loans totaling $527 thousand that were placed on nonaccrual this quarter. Approximately $72 thousand was charged-off in relation to the residential investor loans, while there was no impairment associated with the commercial real estate loan based upon the most recent collateral value of the property.  As a result, the percentage of nonperforming loans to gross loans increased from 0.69 percent at March 31, 2017 to 1.71 percent at December 31, 2017. The allowance for loan losses as a percentage of nonperforming loans also declined to 39.3 percent at December 31, 2017 compared to 94.5 percent at March 31, 2017.
Income Statement
Net income for the quarter ending December 31, 2017 was a loss of $1.9 million, or $0.60 per common share, compared to net income of $59 thousand, or $0.10 per common share for the quarter ended December 31, 2016. The decrease in net income was a result of the passage of the Tax Cuts and Job Act (the "Act") that the was signed into law on December 22, 2017. The Act amends the Internal Revenue Code to reduce income tax rates and modify policies, credits, and deductions for individuals and businesses. For businesses, the Act reduces the corporate income tax rate from a maximum 35 percent to a flat 21 percent tax rate. As a result, our net deferred tax assets of $7.5 million, which were based upon a 34 percent corporate tax rate, had to be re-evaluated to reflect the new tax rate of 21 percent. This one-time non-cash adjustment is estimated to be $2.2 million and is recorded through income tax expense. Pre-tax income for the quarter, however, was $425 thousand compared to $1 thousand for the quarter ending December 31, 2016. This increase was driven by an increase in interest income associated with growth in loans, a reduction in our provision for loan losses, and increased noninterest revenue, partially offset by an increase in interest expense and operating expenses.
Net interest income for the quarter ended December 31, 2017 was $3.6 million, up $27 thousand compared to the quarter ending December 31, 2016, reflecting the continued growth in our loan portfolio from loan purchases and organic growth. The increase reflected a $203 thousand, or 4.7 percent, increase in interest revenue as average loans grew 13.5 percent, or $44.2 million and average investments declined $16.8. We were able to move lower interest earning assets, specifically cash and investments, into high interest-earning loans. Partially offsetting the increase in interest revenue was an increase of $176 thousand, or 23.5 percent, in interest expense over that same period despite average interest-bearing liabilities increasing modestly by $1.7 million. The increase in average interest-bearing liabilities was due to a $27.4 million increase in higher costing average borrowings, partially offset by a $25.7 million decrease in lower costing average deposits. The increase in average borrowings was used to help fund the growth in the loan portfolio and a declining deposit base. Interest expense associated with deposits increased $40 thousand quarter-over-quarter despite a decrease in interest-bearing deposits due to rising interest rates and the re-pricing of the deposit portfolio, along with deposit promotions that are being used to attract deposits in a competitive market. The net interest margin for the three months ended December 31, 2017 remained unchanged at 3.07% compared to the same three months a year ago.
Non-interest revenue for the quarter ended December 31, 2017 was $463 thousand compared to $288 thousand for the comparable period last year. Non-interest revenue is higher compared to a year ago due to the sale of our Pigtown branch located in Baltimore City. We recognized a gain of $213 thousand on the sale of that branch and the disposal of various furniture and equipment associated with it. This branch is being relocated within the same community, but to a smaller, more efficient space that will provide operational cost savings. During the quarter, a loss of $13 thousand was recognized on the sale of securities compared to a gain of $24 thousand for the quarter ended December 31, 2016. In addition, the collection of certain loan fees was lower by $20 thousand over these same periods. Service fees of $109 thousand were comparable to $105 thousand for the same quarter a year ago. We continue to review and evaluate our retail fee structure to be more in-line with the market.

Non-interest expense for the quarter ended December 31, 2017 was $3.3 million, up $213 thousand from the quarter ended December 31, 2016.  Over this comparable period, our operating expenses have increased due to costs associated with growing the loan portfolio and addressing other administrative matters, such as our charter conversion. Despite these increases, we have been able to manage a growing loan portfolio from an operational cost basis and continue to increase our interest revenue. This is reflected in our ability to essentially maintain our efficiency ratio at 81.2 percent for the three months ended December 31, 2017 compared to 80.0 percent for the three months ended December 31, 2016.
From an operational standpoint, salary and benefit expenses for the third quarter of fiscal 2018 increased $105 thousand compared to the same quarter a year ago because of strategic new hires focused on branch efficiency and new products, normal salary increases, and bonus accruals. The Company also recognized higher legal expenses over this same period due to costs associated with certain loan purchases, a branch sale and relocation expenses, and other administrative matters, including our charter conversion. Foreclosed real estate expense increased due to a $32 thousand write-down of one of our properties and deposit insurance premiums increased $28 thousand because of the growth in overall assets. These increases were partially offset by decreases in other expenses largely composed of professional services and data processing expense. Management remains committed to reducing operational expenses and achieving higher efficiencies.
For the nine months ended December 31, 2017, the Company reported a net loss of $1.1 million, or $0.35 per common share compared to a profit of $48 thousand, or $0.01 per common share for the same period a year ago. The loss for the current year is a result of the $2.2 million adjustment of our net deferred tax assets as previously discussed. Pre-tax income for the first nine months of fiscal 2018, however, reflected a profit of $1.5 million compared to a loss of $18 thousand for the same period a year ago. Net interest income over the same periods increased $582 thousand to $10.8 million compared to $10.3 million, respectively, due to a growing loan portfolio. At the same time, loan loss provisions declined from $1.0 million in the prior year to $625 thousand for the current year.  Non-interest expenses for the first nine months of fiscal 2018 were $9.7 million compared to $10.1 million for the same period in fiscal 2017; a decline of $377 thousand or 3.7 percent. The prior year period included $657 thousand in one-time merger and branch consolidation related expenses associated with the acquisition of Fraternity in May 2016.
Capital
Shareholders' equity at December 31, 2017 is $59.4 million compared to $59.8 million at March 31, 2017, a decrease of $386 thousand. This decrease is primarily attributable to the net loss realized to date as it relates to the $2.2 million tax adjustment of our net deferred tax assets, partially offset by pre-tax income of $1.5 million and the improvement in unrealized losses associated with the investment portfolio. Average shareholders' equity to average assets was 11.9 percent for the nine-month period ending December 31, 2017. This is down slightly from 12.3 percent a year ago due to an increase in average assets associated with growth from both organic loans and loan purchases.  All the Bank's regulatory capital ratios continue to exceed levels required to be categorized as "well capitalized." Outstanding shares at December 31, 2017 were 3,411,075, unchanged from March 31, 2017.
Further Information
Management believes that non-GAAP financial measures, including tangible book value, provide additional useful information that allows readers to evaluate the ongoing performance of the Company without regard to transactional activities. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Please direct all media inquiries to Lauren Lawder at 410-616-1996 or by email at llawder@hamilton-bank.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.
###

About Hamilton Bank
Founded in 1915, Hamilton Bank is a community bank with $519.9 million in assets and $59.4 million in regulatory capital. The bank has 75 full-time employees and operates seven branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson, Ellicott City and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.
Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended December 31,		Nine months ended December 31,
Statement of Operation Data:	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest revenue	$4,561	$4,358	$13,388	$12,411
Interest expense	924	748	2,547	2,152
Net interest income	3,637	3,610	10,841	10,259
Provision for loan losses	345	780	625	1,040
Net interest income after provision for loan loss	3,292	2,830	10,216	9,219
Noninterest revenue	463	288	1,024	840
Noninterest expenses	3,330	3,117	9,700	10,077
Income (loss) before income taxes	425	1	1,540	(18)
Income tax expense (benefit)	2,352	(58)	2,664	(66)
Net income (loss)	$(1,927)	$59	$(1,124)	$48

Per Share Data and Shares Outstanding:
Net income (loss) per common share, basic and diluted	$(0.60)	$0.02	$(0.35)	$0.01
Book value per common share at period end	$17.42	$17.77	$17.42	$17.77
Tangible book value per common share at period end (6)	$14.72	$15.02	$14.72	$15.02
Average common shares outstanding (1)	3,189,056	3,177,810	3,188,949	3,177,041
Shares outstanding at period end	3,411,075	3,413,646	3,411,075	3,413,646

Selected Performance Ratios:
Return on average assets	-1.49%	0.05%	-0.29%	0.01%
Return on average equity	-12.51%	0.38%	-2.45%	0.10%
Net interest margin (2)	3.07%	3.07%	3.07%	2.99%
Efficiency ratio (3)	81.22%	79.96%	81.75%	90.79%

Average assets	$517,738	$512,586	$514,566	$498,125
Average shareholders' equity	$61,602	$61,601	$61,134	$61,214

Financial Condition Data:	December 31, 2017	March 31, 2017	December 31, 2016
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$519,952	$514,530	$499,835
Cash and cash equivalents	10,087	29,354	18,316
Investment securities, available for sale	79,385	102,429	106,754
Loans receivable - gross (excluding loans held for sale)	387,841	339,000	331,398
Allowance for loan losses	(2,610)	(2,195)	(2,064)
Bank-owned life insurance	18,623	18,253	18,133
Other assets	26,626	27,689	27,298
Total deposits	392,691	412,856	408,324
Borrowings	62,765	36,125	26,194
Other liabilities	5,091	5,758	4,643
Total shareholders' equity	59,405	59,791	60,674

Tangible shareholders equity (Non-GAAP) (6):
Total shareholders' equity	$59,405	$59,791	$60,674
Goodwill and other intangible assets, net	(9,208)	(9,303)	(9,393)
Tangible shareholders' equity	$50,197	$50,488	$51,281

Asset Quality Ratios:
Nonperforming loans to gross loans (4)	1.71%	0.69%	0.92%
Allowance for loan losses to gross loans	0.67%	0.65%	0.62%
Allowance for loan losses to nonperforming loans	39.33%	94.49%	67.78%
Nonperforming assets to total assets (5)	1.36%	0.55%	0.70%
Net charge-offs (annualized) to average loans	0.08%	0.92%	0.28%

Capital Ratios: (Bank Only)
Leverage ratio	8.19%	8.28%	8.51%
Common equity tier I risk-based capital ratio	11.01%	12.13%	12.73%
Tier I risk-based capital ratio	11.01%	12.13%	12.73%
Total risk-based capital ratio	11.73%	12.81%	13.37%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense divided by operating revenue, consisting of net interest income plus noninterest revenue.
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.